EXHIBIT 99.1

Agreement to File Jointly

The undersigned hereby agree that the Statement on Schedule 13D with respect to the shares of Common Stock, $0.0001 par value per share, of Allied Esports Entertainment, Inc. and any further amendments thereto executed by each and any of us shall be filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, and further agree that this Agreement of Joint Filing be included as an Exhibit to such joint filing.

This Agreement may be executed simultaneously in any number of counterparts, all of which together shall constitute one and the same instrument.

Date: September 16, 2019

BLACK RIDGE OIL & GAS, INC.

By:	/s/ Kenneth DeCubellis
Kenneth DeCubellis
Chief Executive Officer

By:	/s/ Kenneth DeCubellis
Kenneth DeCubellis